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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
TRAMMELL CROW COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRAMMELL CROW COMPANY
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201

April 25, 2002

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Trammell Crow Company to be held on May 24, 2002, at 1:00 p.m., local time, at the Dallas Museum of Art, 1717 Harwood Street, Dallas, Texas 75201. Please find enclosed a notice to stockholders, a Proxy Statement describing the business to be transacted at the meeting, a form of Proxy for use in voting at the meeting and an Annual Report for Trammell Crow Company.

        At the Annual Meeting, you will be asked (i) to elect three directors of the Company; (ii) to ratify the selection of Ernst & Young LLP as the independent accountants for the Company for the fiscal year ending December 31, 2002; and (iii) to act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

        We hope that you will be able to attend the Annual Meeting, and we urge you to read the enclosed Proxy Statement before you decide to vote. Even if you do not plan to attend, please complete, sign, date and return the enclosed Proxy or grant your proxy by telephone, as described on the enclosed Proxy, as promptly as possible. It is important that your shares be represented at the meeting.

                      Very truly yours,

                      Robert E. Sulentic
                       President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return, in the enclosed postage paid envelope, the enclosed Proxy or to grant your proxy by telephone, as described on the enclosed Proxy, as promptly as possible. Returning your Proxy or granting your proxy by telephone will help the Company assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has returned the Proxy or has granted his or her proxy by telephone.

TRAMMELL CROW COMPANY
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2002

        PLEASE TAKE NOTICE THAT the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of Trammell Crow Company, a Delaware corporation (the "Company"), will be held on May 24, 2002, at 1:00 p.m., local time, at the Dallas Museum of Art, 1717 Harwood Street, Dallas, Texas 75201, to consider and vote on the following matters:

  (1)
  Election of three directors of the Company to serve until the Annual Meeting of the Company's stockholders in 2005 and until their respective successors are elected and qualified or until their earlier death, resignation or removal from office;
  (2)
  Ratification of the selection of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 31, 2002; and
  (3)
  Such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

        The close of business on April 9, 2002 (the "Record Date"), has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only holders of record of the Company's common stock, par value $0.01 per share ("Common Stock"), at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at the Company's offices at the address on this notice, and also at the Annual Meeting.

        Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed Proxy or grant your proxy by telephone, as described on the enclosed Proxy, as promptly as possible. You may revoke your proxy before the Annual Meeting as described in the Proxy Statement under the heading "Solicitation and Revocability of Proxies."

                      By Order of the Board of Directors,

                      J. Christopher Kirk
                       Secretary

Dallas, Texas

TRAMMELL CROW COMPANY
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201
(214) 863-3000

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

        The Board of Directors of the Company requests your proxy for use at the Annual Meeting of Stockholders to be held on May 24, 2002, at 1:00 p.m., local time, at the Dallas Museum of Art, 1717 Harwood Street, Dallas, Texas 75201, and at any adjournment or postponement thereof. By signing and returning the enclosed Proxy or granting your proxy by telephone, you authorize the persons named on the Proxy to represent you and to vote your shares at the Annual Meeting. This Proxy Statement and the form of Proxy were first mailed to stockholders of the Company on or about April 25, 2002.

        This solicitation of proxies is made by the Board of Directors of the Company and will be conducted primarily by mail. Officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of electronic, wire or facsimile communication. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by the Company.

        If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed Proxy, are represented by another proxy or have granted your proxy by telephone. You may revoke your proxy, whether granted by telephone or by returning the enclosed Proxy, at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated proxy to the Secretary of the Company, (b) delivering written notice of revocation of the proxy to the Secretary of the Company, or (c) voting in person at the Annual Meeting. In addition, if you granted your proxy by telephone, you may revoke such grant by resubmitting your proxy by telephone at any time prior to 4:00 p.m., Eastern time, on May 23, 2002. In the absence of any such revocation, shares represented by the persons named on the Proxies will be voted at the Annual Meeting.

VOTING AND QUORUM

        The only outstanding voting securities of the Company are shares of Common Stock. As of the close of business on the Record Date, there were 35,844,630 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

        Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date shall constitute a quorum at the Annual Meeting. The chairman of the meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the holding of the adjourned meeting, until a quorum is present. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided, that if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. Proxies solicited by this Proxy Statement may be used to vote in favor of any motion to adjourn the Annual Meeting. The persons named on the Proxies intend to vote in favor of any motion to adjourn the Annual Meeting to a subsequent day if, prior to the Annual Meeting, such persons have not received sufficient proxies to approve the proposals described in this Proxy Statement. If such a motion is approved but sufficient proxies are not received by the time set for the resumption of the Annual Meeting, this process will be repeated until sufficient proxies to vote in favor of the proposals described in this Proxy Statement have been received or it appears that sufficient proxies will not be received. Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority to vote on a particular item and has not received voting instructions with respect to that item.

PROPOSAL ONE—ELECTION OF CLASS II DIRECTORS

        The Board of Directors has designated James R. Erwin, Jeffrey M. Heller and Rebecca A. McDonald as nominees for election as Class II directors of the Company at the Annual Meeting (each, a "Nominee"). Each of the Nominees currently serves as a Class II director. If elected, each Nominee will serve until the expiration of his or her term at the Annual Meeting of the Company's Stockholders in 2005 and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal from office. For information about each Nominee, see "Directors."

        The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve, your proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors, or the number of the Company's directors will be reduced.

Required Vote and Recommendation

        The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have any effect on the election of a particular director. Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of each of the Nominees.

        The Board of Directors recommends that the stockholders vote "FOR" the election of each of the Nominees.

PROPOSAL TWO—SELECTION OF INDEPENDENT ACCOUNTANTS

        On March 5, 2002, the Board of Directors ratified the selection of Ernst & Young LLP ("Ernst & Young") as the Company's independent accountants for the fiscal year ending December 31, 2002. The Company expects that representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

        If the appointment of Ernst & Young as the Company's independent accountants is not ratified at the Annual Meeting, the Board of Directors will consider the appointment of other independent accountants. The Board of Directors may terminate the appointment of Ernst & Young as independent accountants without the approval of the Company's stockholders whenever the Board of Directors deems termination necessary or appropriate.

Required Vote and Recommendation

        Ratification of Ernst & Young as the Company's independent accountants for the fiscal year ending December 31, 2002, requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, an abstention will have the same legal effect as a vote against the ratification of Ernst & Young, and each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the ratification. Unless otherwise instructed on the Proxy or unless authority to vote is withheld, the enclosed Proxy will be voted for the ratification of Ernst & Young as the Company's independent accountants for the fiscal year ending December 31, 2002.

        The Board of Directors recommends that stockholders vote "FOR" the ratification of the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 2002.

DIRECTORS

        The following tables set forth certain information regarding the Nominees and the other Directors of the Company:

Name of Nominee	Age	Title	Director's Term Ending
James R. Erwin	57	Director	2005
Jeffrey M. Heller	62	Director	2005
Rebecca A. McDonald	49	Director	2005

        James R. Erwin has been a director of the Company since December 1997. Since May 2001, Mr. Erwin has served as Partner and Managing Director of Erwin Graves & Associates, L.P., a management consulting firm. Mr. Erwin served as Vice Chairman—Texas and Senior Client Executive—Southwest of Bank of America, N.A. from October 1998 until June 2000. From January 1994 until October 1998, Mr. Erwin served as Vice Chairman for Texas and Corporate Finance Executive—West of NationsBank Corp., a predecessor of Bank of America. Mr. Erwin is also a member of the Board of Directors of Carreker Corp.

        Jeffrey M. Heller has been a director of the Company since December 1997 and has been designated to serve as the Company's Lead Director effective upon the adjournment of the Annual Meeting. Mr. Heller served as Vice Chairman of Electronic Data Systems Corporation ("EDS") from December 2000 until February 2002 and served as President and Chief Operating Officer of EDS from June 1996 until December 2000. From 1987 until June 1996, Mr. Heller served as Senior Vice President of EDS with responsibilities for Technical Operations and Asia-Pacific.

        Rebecca A. McDonald has been a director of the Company since October 2001. Ms. McDonald has served as President of the Houston Museum of Natural Science since October 2001. From February 1999 to August 2001, Ms. McDonald served as Chairman and Chief Executive Officer of Enron Global Assets. Ms. McDonald served as President and Chief Executive Officer of Amoco Energy Development Company from July 1993 to January 1999. Ms. McDonald is also a member of the Board of Directors of Granite Construction Incorporated.

Name of Director	Age	Title	Director's Term Ending
H. Pryor Blackwell	41	President of the Company's Development and Investment Group and Director	2003
William F. Concannon	46	President of the Company's Global Services Group and Director	2003
Henry J. Faison	67	Executive Vice President and Director	2003
Curtis F. Feeny	44	Director	2004
Rowland T. Moriarty	55	Director	2004
Robert E. Sulentic	45	Chief Executive Officer, President and Director	2004
J. McDonald Williams	60	Chairman of the Board of Directors	2003

        H. Pryor Blackwell has been a director of the Company since October 2000 and has served as President of the Company's Development and Investment Group since February 2001. From September 1998 until February 2001, Mr. Blackwell served as the Company's Executive Vice President and Chief Operating Officer. Mr. Blackwell served as Executive Vice President and Chief Operating Officer of the Company's Western Operations from August 1997 until August 1998 and served as President and Chief Executive Officer of TCDFW, Inc., a subsidiary of the Company, from 1993 until September 1998. From 1984 until 1993, Mr. Blackwell was employed by the Company in various other capacities.

        William F. Concannon has been a director of the Company since June 1991 and has served as President of the Company's Global Services Group since February 2001. From June 1991 to February 2001, Mr. Concannon served as President and Chief Executive Officer of Trammell Crow Corporate Services, Inc., a subsidiary of the Company. From 1986 until June 1991, Mr. Concannon was employed by the Company in various other capacities. Mr. Concannon is also a member of the Board of Directors of Charles River Associates Incorporated, an economic research firm based in Boston, Massachusetts.

        Henry J. Faison served as an Executive Vice President of the Company from July 1998 until March 2002 and has served as a director of the Company since July 1998. From 1994 until 1998, Mr. Faison served as Chairman of Faison Enterprises Inc. ("Faison Enterprises"). From 1988 until 1994, he served as the Chief Executive Officer of Faison Enterprises.

        Curtis F. Feeny has been a director of the Company since May 2001. Mr. Feeny has served as Managing Director of Voyager Capital, a venture capital firm, since January 2000. From 1992 until 2000, Mr. Feeny served as Executive Vice President of Stanford Management Co., which manages the $8 billion endowment of Stanford University.

        Rowland T. Moriarty has been a director of the Company since December 1997. Mr. Moriarty has served as Chairman and Chief Executive Officer of Cubex Corporation, a consulting firm, since 1992. From 1981 to 1992, Mr. Moriarty served as a professor at the Harvard Business School. Mr. Moriarty is also a member of the Board of Directors of Staples Inc., an office supply retailer, and Charles River Associates Incorporated.

        Robert E. Sulentic has been a director of the Company since December 1997 and has served as the Company's President and Chief Executive Officer since October 2000. Mr. Sulentic has been designated to serve as Chairman of the Board of Directors effective upon the adjournment of the Annual Meeting. Mr. Sulentic served as the Company's Executive Vice President and Chief Financial Officer from September 1998 through October 2000. From December 1997 through August 1998, Mr. Sulentic served as the Company's Executive Vice President and National Director of Development and Investment. From 1995 through July 1998, Mr. Sulentic served as President of Trammell Crow NE, Inc. From 1984 through 1994, Mr. Sulentic was employed by the Company in various other capacities.

        J. McDonald Williams has served as the Chairman of the Board of Directors of the Company since August 1994 and has been designated to serve as Chairman Emeritus of the Board of Directors effective upon the adjournment of the Annual Meeting. Mr. Williams served as President and Chief Executive Officer of the Company from 1991 until 1994. From 1977 until 1991, Mr. Williams served as Managing Partner of the Company and from 1973 until 1977 Mr. Williams was Managing Partner, International Projects for the Company. Mr. Williams is also a member of the Board of Directors of A.H. Belo Corporation.

Director Compensation

        The Company's employee directors do not receive compensation solely in their capacity as directors of the Company. The Company's non-employee directors are paid an annual retainer of $30,000 for their service on the Board of Directors and $5,000 for service as Lead Director or as the Chairman of a committee of the Board of Directors. Each non-employee director also receives $1,500 for every meeting of the Board (or committee thereof) attended by such director, and $250 for each time the Board (or committee thereof) takes action by written consent. In addition, each incumbent non-employee director receives annual stock option grants under the Trammell Crow Long-Term Incentive Plan (the "Long-Term Incentive Plan") equal in value to 150% of the annual retainer for non-employee directors. Each new non-employee director receives a one-time grant of stock options equal in value to the annual retainer for non-employee directors. See "Executive Compensation—Long-Term Incentive Plan." Also, in recognition of the extraordinary time commitment required of the Company's three non-employee directors in 2000, in May 2001 each of Messrs. Erwin, Heller and Moriarty received a one-time grant of performance units under the Long-Term Incentive Plan equal in value to $40,000. In addition, all directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committees thereof.

Term of Office

        The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. Messrs. Erwin and Heller and Ms. McDonald currently serve as Class II directors, whose terms expire at the Annual Meeting. Messrs. Sulentic, Feeny and Moriarty currently serve as Class I directors, whose terms expire at the Annual Meeting of Stockholders in 2004, and Messrs. Williams, Blackwell, Concannon and Faison currently serve as Class III directors whose terms expire at the Annual Meeting of Stockholders in 2003.

MEETINGS AND COMMITTEES OF DIRECTORS

        The Company's Board of Directors had six meetings during the Company's fiscal year ended December 31, 2001. The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Governance Committee. Each of the Committees is appointed by the Board of Directors, after considering the recommendation of the Governance Committee. Each of the directors attended at least 75% of the aggregate of all meetings held by the Board of Directors and, if applicable, all meetings of committees of the Board of Directors on which such director served during 2001.

        The Executive Committee has and may exercise all of the powers and authorities of the Board of Directors in the management of the business and affairs of the Company, subject to the limitations on such powers or authority as are provided by applicable law. The current members of the Executive

Committee are Messrs. Moriarty (Chairman), Erwin and Sulentic. The Executive Committee did not have any meetings during the Company's fiscal year ended December 31, 2001.

        The Audit Committee assists the Board of Directors in overseeing the Company's accounting and financial reporting principles and policies and internal controls and procedures; monitoring the integrity of the Company's financial statements; selecting, evaluating and, where deemed appropriate, replacing the independent auditors (or nominating independent auditors to be proposed for stockholder approval in any proxy statement); and evaluating the independence of the Company's independent auditors. In addition, the Audit Committee reviews certain related party transactions. The role and other responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is attached as Appendix A to this Proxy Statement. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter annually and recommends any proposed changes to the Board of Directors for approval. In March 2002, the Audit Committee approved the amendment and restatement of the Audit Committee Charter to read as set forth on Appendix A. The current members of the Audit Committee are Messrs. Heller (Chairman), Erwin and Feeny. The Board of Directors has determined that each of Messrs. Heller, Erwin and Feeny meet the independence requirements of the New York Stock Exchange and that each of them has the requisite accounting or related financial management expertise contemplated by the rules of the New York Stock Exchange. The Audit Committee had two meetings during the Company's fiscal year ended December 31, 2001.

        The Compensation Committee reviews and approves the salaries and other compensation that the Company pays its executive officers, and also administers the Long-Term Incentive Plan. See "Executive Compensation—Long-Term Incentive Plan." The current members of the Compensation Committee are Messrs. Erwin (Chairman) and Moriarty and Ms. McDonald. The Compensation Committee had seven meetings during the Company's fiscal year ended December 31, 2001.

        The Governance Committee is charged with assessing director performance, recruiting new directors, evaluating Board processes, staffing and rotation of Board committees and studying senior management succession issues. The Governance Committee performs the functions of a nominating committee and will consider nominees recommended by stockholders upon written submission of such recommendation to the Secretary of the Company in accordance with the terms of the Company's Certificate of Incorporation. The current members of the Governance Committee are Messrs. Moriarty (Chairman), Feeny, Heller and Williams. The Governance Committee had three meetings during the Company's fiscal year ended December 31, 2001.

EXECUTIVE OFFICERS

        The following table sets forth information regarding the Executive Officers of the Company and certain of its subsidiaries:

Name	Age	Title
Charles A. Anderson	41	Executive Director of the Company's Development and Investment Group—Western United States
H. Pryor Blackwell	41	President of the Company's Development and Investment Group and Director
William F. Concannon	46	President of the Company's Global Services Group and Director
James R. Groch	40	President, Strategy and Corporate Development
Derek R. McClain	46	Chief Financial Officer
T. Christopher Roth	49	Executive Director of the Company's Development and Investment Group—Eastern United States
John A. Stirek	42	Chief Operating Officer of the Company's Global Services Group
Robert E. Sulentic	45	Chief Executive Officer, President and Director

        The Executive Officers named above were elected by the Board of Directors of the Company to serve in such capacities until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office. Biographical information on Messrs. Sulentic, Blackwell and Concannon is set forth previously in this Proxy Statement. See "Directors."

        Charles A. Anderson has served as Executive Director of the Company's Development and Investment Group—Western United States, since February 2001. From September 1999 until February 2001, Mr. Anderson served as Regional President for the Company's Southwestern operations. From 1997 until 1999, Mr. Anderson served as the Company's Area President with responsibility for the Company's Dallas/Fort Worth operations. From 1991 until 1997, Mr. Anderson served as Executive Vice President over the Company's Dallas, Texas operations. From 1986 until 1991, Mr. Anderson was employed by the Company in various other capacities.

        James R. Groch has served as President, Strategy and Corporate Development, since March 2002. From October 2000 until March 2002, Mr. Groch served as President, E-Commerce and Corporate Development. From September 1998 until September 2000, Mr. Groch served as Chief Investment Officer and Director of Corporate Finance. From January 1996 until September 1998, Mr. Groch served as Managing Director of Trammell Crow Company Northeast. From 1985 until 1996, Mr. Groch was employed by the Company in various other capacities.

        Derek R. McClain has served as Chief Financial Officer since October 2000. From January 2000 until October 2000, Mr. McClain served as the Company's Chief Administrative Officer and General Counsel. Mr. McClain joined the Company in February 1998 as Executive Vice President and General Counsel. Prior to joining the Company, Mr. McClain was a partner with Vinson & Elkins L.L.P., an international law firm, where he specialized in corporate finance and securities law.

        T. Christopher Roth has served as Executive Director of the Company's Development and Investment Group—Eastern United States, since February 2001. From January 1999 until February 2001, Mr. Roth served as Regional President for the Company's operations in the Northeastern United States. From January 1996 until January 1999, Mr. Roth served as Area President for the Company's MidAtlantic and Northeast operations. From 1979 until January 1996, Mr. Roth was employed by the Company in various other capacities.

        John A. Stirek has served as Chief Operating Officer of the Company's Global Services Group since February 2001. From 1998 until February 2001, Mr. Stirek served as National Director of Development and Investment. From 1997 until 1998, Mr. Stirek served as Director of Development and Investment for the Western United States. From 1995 until 1997, Mr. Stirek served as Managing Director for the Company's operations in Oregon and Nevada. From 1986 until 1995, Mr. Stirek was employed by the Company in various other capacities.

EXECUTIVE COMPENSATION

        The following table sets forth certain information for the fiscal years ended December 31, 1999, 2000 and 2001, concerning the cash and non-cash compensation earned by, or awarded to, all individuals serving as the Chief Executive Officer of the Company during the 2001 fiscal year and each of the other four most highly compensated executive officers of the Company whose aggregate remuneration for services rendered to the Company during the 2001 fiscal year exceeded $100,000 (the "Named Executive Officers").

Summary Compensation Table

Long-Term Compensation
Awards
Payouts
		Annual Compensation		Shares of Common Stock Underlying Options Granted in Fiscal Year
Name and Principal Position					LTIP Payouts($)(2)	All Other Compensation ($)(3)
	Year	Salary($)(1)	Bonus($)
H. Pryor Blackwell President of the Company's Development and Investment Group	2001 2000 1999	287,108 265,000 250,000	305,000 215,000 402,724	95,000 80,000 39,651	— — 221,220	5,100 5,100 4,800
William F. Concannon President of the Company's Global Services Group	2001 2000 1999	287,108 275,000 225,000	350,000 215,000 435,673	95,000 85,000 42,198	— — —	5,100 5,100 4,800
James R. Groch President, Strategy and Corporate Development	2001 2000	248,400 240,000	285,000 155,000	80,000 50,000	— —	5,100 5,100
Derek R. McClain Chief Financial Officer	2001 2000	230,000 235,000	280,000 200,000	70,000 40,000	— —	5,100 5,100
Robert E. Sulentic President and Chief Executive Officer	2001 2000 1999	350,000 310,000 250,000	390,000 265,000 437,500	120,000 105,000 48,656	— — 691,038	5,100 5,100 4,800

(1)
The salary paid in 2001 reflects a voluntary reduction in pay for the last six months of 2001 of 25% for Mr. Sulentic and 16% for each of the other Named Executive Officers.

(2)
Reflects distributions made from the 1995 Profit Sharing Plan (the "Profit Sharing Plan") in the year indicated for amounts earned in the year indicated and prior years.

(3)
Reflects contributions by the Company to the 401(k) Plan (as hereinafter defined) for the benefit of each of the Named Executive Officers.

Option Grants in Last Fiscal Year

        The following table provides information concerning Common Stock options granted to the Named Executive Officers in the fiscal year ended December 31, 2001. No stock appreciation rights were granted in the fiscal year ended December 31, 2001.

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(1)	Expiration Date	Grant Date Present Value ($)(2)
H. Pryor Blackwell	95,000(3)	6.1	10.20	5/25/08	518,700
William F. Concannon	95,000(3)	6.1	10.20	5/25/08	518,700
James R. Groch	80,000(3)	5.1	10.20	5/25/08	436,800
Derek R. McClain	60,000(3)	3.8	10.20	5/25/08	327,600
	10,000(4)	0.6	10.47	6/26/08	54,600
Robert E. Sulentic	120,000(3)	7.7	10.20	5/25/08	655,200

(1)
The exercise price for all options shown is the market price on the date of grant.

(2)
The grant date present value was determined by using the Black-Scholes option pricing model, as adapted for use in valuing employee stock options. The estimated values under the Black-Scholes model are based on assumptions as to certain variables. Expected stock price volatility is assumed to be 43.3% for options expiring on May 25, 2008 and 43.1% for options expiring on June 26, 2008 and the risk-free rate of return is assumed to be 5.32% for options expiring on May 25, 2008 and 5.34% for options expiring on June 26, 2008. The exercise date for the options is assumed to be the seventh anniversary of the date of grant, and dividend yield is assumed to be 0%. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance that the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model reflected in the table.

(3)
The options are subject to a four year vesting schedule, subject to certain exceptions, with one-fourth becoming exercisable on May 25 of each of 2002, 2003, 2004 and 2005.

(4)
The options are subject to a four year vesting schedule, subject to certain exceptions, with one-fourth becoming exercisable on June 26 of each of 2002, 2003, 2004 and 2005.

Aggregated Fiscal Year-End Option Values

	Number of Shares Underlying Unexercised Options at December 31, 2001
			Value of Unexercised In the Money Options at December 31, 2001($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
H. Pryor Blackwell	101,961	171,219	5,200	158,100
William F. Concannon	134,722	175,818	239,557	159,075
James R. Groch	50,921	144,844	3,250	129,750
Derek R. McClain	33,995	113,302	1,625	111,075
Robert E. Sulentic	112,714	219,471	5,850	197,550

(1)
Based on a value per share of Common Stock equal to $11.70, the price per share of Common Stock for the last trade reported by the New York Stock Exchange on December 31, 2001.

Long-Term Incentive Plan

        General.    The purpose of the Long-Term Incentive Plan is to provide an incentive for employees, directors and certain consultants and advisors of the Company or its subsidiaries (as used with respect to the Long-Term Incentive Plan, a "Participant") to remain in the service of the Company or its subsidiaries, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company and to aid the Company in attracting able persons to enter the service of the Company or its subsidiaries. To accomplish this purpose, the Long-Term Incentive Plan offers a proprietary interest in the Company through the distribution of awards ("Awards") including (i) incentive stock options qualified as such under U.S. federal income tax laws ("Incentive Options"), (ii) stock options that do not qualify as incentive stock options ("Nonstatutory Options"), (iii) stock appreciation rights ("SARs"), (iv) restricted stock awards ("Restricted Stock Awards"), and (v) performance units ("Performance Units").

        Share Authorization.    8,634,878 shares of Common Stock may be subject to Awards under the Long-Term Incentive Plan. The number of shares of Common Stock authorized under the Long-Term Incentive Plan and the number of shares subject to Awards under the Long-Term Incentive Plan will be adjusted for stock splits, stock dividends, recapitalizations, mergers and other changes affecting the capital stock of the Company.

        Administration.    The Board of Directors has appointed its Compensation Committee (the "Committee") to administer the Long-Term Incentive Plan. The Committee has broad discretion to administer the Long-Term Incentive Plan, interpret its provisions, and adopt policies for implementing the Long-Term Incentive Plan. This discretion includes the ability to select the recipient of an Award, determine the type and amount of each Award, establish the terms of each Award, accelerate vesting or exercisability of an Award, extend the exercise period for an Award, determine whether performance conditions have been satisfied, waive conditions and provisions of an Award, permit the transfer of an Award to family trusts and other persons and otherwise modify or amend any Award under the Long-Term Incentive Plan.

        Stock Options.    The Company may grant to Participants (i) Incentive Options (only to eligible employees) and (ii) Nonstatutory Options (collectively, "Options"). The Committee determines the exercise price of each Option granted under the Long-Term Incentive Plan. The exercise price for an Incentive Option must not be less than the fair market value of the Common Stock on the date of grant, and the exercise price of Nonstatutory Options must not be less than 85% of the fair market value of the Common Stock on the date of grant. Options may be exercised as the Committee determines, but not later than ten years from the date of grant in the case of Incentive Options. At the discretion of the Committee, holders may use shares of Common Stock to pay the exercise price, including shares issuable upon exercise of the Option.

        SAR.    A SAR may be awarded in connection with or separate from an Option. A SAR is the right to receive an amount in cash or stock equal to the excess of the fair market value of a share of the Common Stock on the date of exercise over the exercise price specified in the agreement governing the SAR (for SARs not granted in connection with an Option) or the exercise price of the related Option (for SARs granted in connection with an Option). A SAR granted in connection with an Option will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered Option or portion will then cease to be exercisable. Such a SAR is exercisable or transferable only to the extent that the related Option is exercisable or transferable. A SAR granted independently of an Option will be exercisable as the Committee determines. The Committee may limit the amount payable upon exercise of any SAR. SARs may be paid in cash, stock or a combination of cash and stock, as the Committee provides in the agreement governing the SAR.

        Restricted Stock.    A Restricted Stock Award is a grant of shares of Common Stock that are nontransferable and subject to risk of forfeiture until specific conditions are met. The restrictions will lapse in accordance with a schedule or other conditions as the Committee determines. During the restriction period, the holder of a Restricted Stock Award may, in the Committee's discretion, have certain rights as a stockholder, including the right to vote the stock subject to the award or receive dividends on that stock. Restricted stock may also be issued upon exercise or settlement of Options, SARs or Performance Units.

        Performance Units.    Performance Units are performance-based awards payable in cash, stock or a combination of both. The Committee may select any performance measure enumerated in the Long-Term Incentive Plan or combination of measures as conditions for cash payments or stock issuances under the Long-Term Incentive Plan.

        Outstanding Awards.    The Company had issued 236,276 shares of restricted stock under the Long-Term Incentive Plan that were outstanding as of March 31, 2002. As of March 31, 2002, options to acquire an aggregate of 5,804,100 shares of Common Stock under the Long-Term Incentive Plan were outstanding. The exercise prices for such stock options range from $10.00 to $36.00. In addition, as of March 31, 2002, there were outstanding performance units representing the right to receive, at the election of the grantee, an aggregate of 11,766 shares of the Company's stock or cash in an amount equal to the fair market value of such shares on the distribution date or dates.

Assumed Option Plan

        In connection with the formation of the Company in 1997 as the successor to Trammell Crow Company, a Texas close corporation (the "Predecessor Company"), the Company agreed to assume the Trammell Crow Company 1997 Stock Option Plan (the "Assumed Option Plan"), which had been adopted by the Predecessor Company.

        Administration.    As permitted by the terms of the Assumed Option Plan, the Board of Directors has delegated all of its duties under the Assumed Option Plan to a committee of officers of the Company.

        Eligibility.    Each employee of the Company or a subsidiary of the Company is eligible to participate in the Assumed Option Plan. Prior to the incorporation of the Company, the Predecessor

Company selected the persons to be granted awards or options pursuant to the Assumed Option Plan (as used with respect to the Assumed Option Plan, the "Participants").

        Share Authorization.    The maximum number of shares of the Predecessor Company's common stock that could be subject to outstanding awards under the Assumed Option Plan was 1,626. The Assumed Option Plan provided that this number of shares and the number of shares subject to an award under the Assumed Option Plan would be adjusted for stock splits, stock dividends, recapitalizations, mergers and other changes affecting the capital stock of the Predecessor Company.

        Stock Options.    Options granted under the Assumed Option Plan were nonqualified stock options. A stock option entitles the Participant to purchase shares of Common Stock from the Company at the exercise price. The exercise price may be paid in cash, with shares of Common Stock or with a combination of cash and Common Stock. The options will expire within ten years from the date of grant.

        Awards.    On August 1, 1997, the Predecessor Company granted to certain of its employees options to acquire an aggregate of 1,626 shares of its common stock, which constitutes all shares authorized under the Assumed Option Plan. In connection with the formation of the Company, the Company assumed the Predecessor Company's obligations with respect to all such options, and the Company became obligated to issue up to an aggregate of 2,423,769 shares of Common Stock at a purchase price of $3.85 per share upon the exercise of such options. All of such options vested upon the closing of the Company's initial public offering in November 1997 (the "Initial Public Offering") and became exercisable 30 days thereafter. As of March 31, 2002, 1,225,774 shares of Common Stock had been issued upon the exercise of options pursuant to the Assumed Option Plan and 1,197,995 shares were the subject of outstanding awards under the Assumed Option Plan. No additional options will be granted under the Assumed Option Plan.

Employee Stock Purchase Plan

        On December 22, 1997, the Company's Board of Directors adopted and approved The Trammell Crow Company Employee Stock Purchase Plan (the "Stock Purchase Plan"). Set forth below is a general discussion of the terms of the Stock Purchase Plan.

        General.    A total of 2,000,000 shares of Common Stock are reserved for issuance and may be subject to outstanding awards under the Stock Purchase Plan. The primary purpose of the Stock Purchase Plan is to encourage employees to become and remain stockholders of the Company and to provide employees an opportunity to do so through payroll deductions. The Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986 (as amended, the "Code").

        Administration.    The Stock Purchase Plan is administered by a committee of senior employees (the "Benefits Committee") appointed by the Company's Board of Directors. All questions of interpretation of the Stock Purchase Plan will be determined by the Benefits Committee, whose decisions will be final and binding upon all participants.

        Eligibility.    All regular full-time or part-time employees of the Company (or any of its parent or subsidiary corporations within the meaning of sections 424(e) and (f) of the Code) who are customarily employed at least 20 hours per week and at least 5 months per year shall be eligible to participate in the Stock Purchase Plan, subject to certain limitations imposed by Section 423(b) of the Code. At March 31, 2002, approximately 6,619 employees of the Company and its subsidiaries were eligible to participate in the Stock Purchase Plan.

        Offering Dates.    Under the Stock Purchase Plan, the Company offers to all eligible employees the option to purchase shares of Common Stock. The term of each option granted is for a period of six months, ending on June 30 or December 31, as the case may be (each such six month period is herein referred to as an "option period"). The first day of each option period shall be the date of grant for the applicable option period and the last date of each option period shall be the date of exercise for the applicable option period.

        Purchase Price.    The purchase price per share at which shares of Common Stock will be sold under the Stock Purchase Plan will be an amount equal to 85% of the lower of the market value of Common Stock on the date of exercise or the market value of Common Stock on the date of grant. The market value of a share of Common Stock on a given date will be the closing sales price of the Common Stock on the New York Stock Exchange on such date.

        The purchase price of the shares of Common Stock to be purchased under the Stock Purchase Plan will be accumulated by payroll deductions during each option period. The deductions may not exceed: (i) 10% of the participant's eligible compensation during the option period (which is defined in the Stock Purchase Plan to include all wages, salary, commissions, overtime and bonuses) from which the deduction is made; or (ii) an amount which will result in noncompliance with the limitations described below under "Purchase of Stock; Exercise of Options." Such payroll deductions will be credited to a book entry account for each participant. An employee may discontinue participation in the Stock Purchase Plan, but may not otherwise increase or decrease the rate of payroll deductions at any time during the option period.

        Purchase of Stock; Exercise of Options.    The maximum number of shares placed under option to a participant in the Stock Purchase Plan in any option period will be the lesser of 2,500 shares or that number determined by dividing the amount of the participant's total payroll deductions during the option period (and any carryover amounts from the preceding option period) by the purchase price per share under the Stock Purchase Plan. Unless a participant withdraws from the Stock Purchase Plan, the participant's option for the purchase of shares will be exercised automatically at the end of each option period for the maximum number of whole shares at the applicable price. As soon as practicable following the end of each option period, the Company will cause a certificate to be issued representing the total number of whole shares of Common Stock acquired by the participant through the exercise of the option. Unless requested otherwise by the participant or upon termination of the participant's employment, such certificate shall be held by the Company. Any balance remaining in a participant's account following the exercise of the participant's option in an option period will be carried over to the next option period if such balance was insufficient to purchase a whole share of Common Stock. If such balance exceeds the amount required to purchase a whole share of Common Stock, the balance will be returned to the participant.

        Notwithstanding the foregoing, no eligible employee will be permitted to subscribe for shares of Common Stock under the Stock Purchase Plan if, immediately after the grant of the option, the employee would own five percent or more of the voting power or value of all classes of stock of the Company or its subsidiaries, nor will any eligible employee be granted an option which would permit the employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) pursuant to the Stock Purchase Plan in any calendar year.

        Holding Period.    For six months following each date of exercise, a participant may not dispose of any shares purchased pursuant to the Stock Purchase Plan in any manner, including by means of assignment or hypothecation.

        Withdrawal.    Any participant may withdraw in whole from the Stock Purchase Plan at any time prior to thirty days before the exercise date relating to a particular option period. Partial withdrawals shall not be permitted. A participant who wishes to withdraw from the Stock Purchase Plan must timely deliver to the Company a notice of withdrawal on a form prepared by the Benefits Committee. The Company, promptly following the time when the notice of withdrawal is delivered, shall refund to the participant the amount of the cash balance in his account under the Stock Purchase Plan; and thereupon, automatically and without any further act on his part, his payroll deduction authorization and his interest in unexercised options under the Stock Purchase Plan shall terminate.

        Capital Changes.    Whenever any change is made in the Common Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares, or other similar change, appropriate action will be taken by the Benefits Committee to adjust accordingly the number of shares subject to the Stock Purchase Plan, the maximum number of shares that may be subject to any option, and the number and purchase price of shares subject to options outstanding under the Stock Purchase Plan.

        Nonassignability.    Each option will be assignable or transferable only by will or by the laws of descent and distribution and will be exercisable during the optionee's lifetime only by the optionee. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an employee of his option or of any rights under his option, and any such attempt may be treated by the Company as an election to withdraw from the Stock Purchase Plan.

        Amendment and Termination of the Stock Purchase Plan.    The Board of Directors, in its discretion, may terminate the Stock Purchase Plan at any time with respect to any shares for which options have not theretofore been granted. The Benefits Committee shall have the right to alter or amend the Stock Purchase Plan or any part thereof from time to time without the approval of the stockholders of the Company; provided, that no change in any option theretofore granted may be made which would impair the rights of the participant without the consent of such participant; and provided, further, that the Benefits Committee may not make any alteration or amendment which would increase the aggregate number of shares which may be issued pursuant to the provisions of the Stock Purchase Plan (other than as a result of the anti-dilution provisions of the Stock Purchase Plan), change the class of individuals eligible to receive options under the Stock Purchase Plan, or cause options issued under the Stock Purchase Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code without the approval of the stockholders of the Company.

        Awards.    As of March 31, 2002, 957 eligible employees of the Company and its subsidiaries had elected to participate in the Stock Purchase Plan. As of March 31, 2002, such participants had purchased an aggregate of 1,133,509 shares of Common Stock under the Stock Purchase Plan at a weighted average purchase price of $12.61 per share.

401(k) Plan

        The Company sponsors a retirement plan called the Trammell Crow Company Retirement Savings Plan (the "401(k) Plan"). As of December 31, 2001, the total assets held by the 401(k) Plan were valued at approximately $128,544,196. CG Trust Company is the trustee for the assets held under the Company's 401(k) Plan (other than certain life insurance policies held under a trust for which Robert A. James and Derek R. McClain are the trustees). Employees (including members of management) are eligible to make voluntary contributions under the 401(k) Plan which in some instances may range up to 15% of their annual compensation, subject to the applicable limitations in the Code. The Company is permitted to make a discretionary contribution to the 401(k) Plan each fiscal quarter which will be allocated among participants as a matching contribution based on their contributions under the 401(k) Plan. The Company's policy is to match up to the lesser of (i) 50% of all contributions up to 6% of an employee's compensation and (ii) $5,500 per year. The 401(k) Plan permits employees to direct investments of their accounts in Common Stock and among a selection of mutual funds. At December 31, 2001, approximately 1.3% of the 401(k) Plan assets consisted of Common Stock. The 401(k) Plan is intended to qualify as a profit sharing plan under Sections 401(a) and 401(k) of the Code.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is currently composed of Messrs. Heller, Erwin and Feeny. As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for auditing the Company's financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. In the performance of its oversight function, the Audit Committee has reviewed and discussed with the Company's management and the Company's independent accountants the Company's audited financial statements for the year ended December 31, 2001. The Audit Committee has also discussed with the Company's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as currently in effect. The Audit Committee has also considered whether the independent accountants' provision of non-audit services to the Company is compatible with maintaining the accountants' independence and discussed with them their independence from the Company and its management.

        The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including in respect of accountants' independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with auditing standards generally accepted in the United States, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that the Company's independent accountants are in fact "independent."

        Based upon the reports and the Audit Committee's discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

        This Audit Committee of the Board of Directors is:

        Jeffrey M. Heller, Chairman
James R. Erwin
Curtis F. Feeny

FEES PAID TO INDEPENDENT ACCOUNTANTS

        Audit Fees.    The Company paid $639,440 to the Company's independent accountants in connection with the audit of the Company's financial statements for the year ended December 31, 2001 and in connection with the review of the Company's financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

        All Other Fees.    The aggregate fees paid by the Company in 2001 to its independent accountants, other than the fees described above under "Audit Fees," were $254,474.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Role of the Compensation Committee

        The Compensation Committee of the Board of Directors (the "Committee") was composed of Messrs. Erwin, Heller and Moriarty for the 2001 calendar year. In March 2002 Ms. McDonald replaced Mr. Heller on the Committee. Each of Messrs. Erwin, Heller and Moriarty and Ms. McDonald is a non-employee director of the Company. The Committee determines, subject to the approval of the Board of Directors, the compensation for the non-employee Board members and the annual salary, bonuses and long-term incentive awards for the Company's Chief Executive Officer and other executive officers. The Committee also administers the Long-Term Incentive Plan and, subject to the provisions of such plan, determines grants under it for all employees and consultants, including executive officers. The Committee held seven meetings during the Company's fiscal year ended December 31, 2001. At those meetings the Committee reviewed the Company's compensation practices, established compensation levels for the Company's senior executives and made awards of stock options and restricted stock grants to certain key employees of the Company and its subsidiaries.

Principles of Executive Compensation

        The Company's executive compensation philosophy is designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, assist the Company in attracting and retaining talented executives and aligning the interests of executives with the long-term interests of the Company's stockholders. The Company believes that furtherance of these objectives is best accomplished by providing senior and other executives of the Company with compensation packages that consist of a combination of base salary, annual incentive bonus and long-term stock option and restricted stock grants. The Company's base salary component is intended to be comparable to base salaries paid by other real estate services companies and other service companies comparable in size to the Company. The Company emphasizes performance-related incentive compensation to reward the Company's executives for the creation of stockholder value. The Company believes that this balance reflects each executive's position, tenure, experience and ability to affect the Company's performance, and provides the executive with strong financial incentives to achieve key business and individual performance objectives.

        The Company takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level of compensation for the senior executives (such as growth in earnings and the achievement of business unit objectives) and may vary its quantitative measures from employee to employee and from year to year. The Company also recognizes the importance of individual achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as demonstrated leadership and overall contributions to the Company.

        The Company determines competitive levels of compensation for executive positions based on information drawn from compensation surveys, proxy statements for comparator organizations and compensation consultants. The compensation surveys and proxy statements used are for other real estate services companies and other service companies comparable in size to the Company.

        It should be noted that the value of any individual executive's compensation package will vary significantly based on performance. While the expected value of an executive's compensation package may be competitive, actual payments made to executives in a given year may be higher or lower than competitive market rates because of performance.

Description of the Executive Compensation Program

        This section describes each of the principal elements of the Company's 2001 executive compensation program with specific reference to the objectives discussed above.

Base Salary

        The Company believes that it is crucial to provide competitive salaries in order to attract and retain talented executive officers. Base salaries for individual executives are set at levels considered appropriate in light of their position, level of responsibility within the Company, tenure and performance. Base salaries are reviewed annually by the Committee and adjusted based on evaluations of the executive's past and projected contributions to the Company and changes in competitive pay levels.

Annual Cash Bonus

        The Company's annual cash bonus program assists the Company in rewarding and motivating key employees. As a pay-for-performance program, cash bonus awards are paid annually based on the achievement of performance objectives established for the executive, the Company and the executive's business unit. The Company believes that the performance targets it sets for its employees are at or above those of the leading companies in the Company's industry. Consequently, cash bonus award ranges are targeted at levels which, when combined with the executive's base salary, are intended to be comparable to the cash compensation paid to executives of the leading companies in the Company's industry.

        Under the Company's annual cash bonus program, a target bonus is established for each officer that results in the payment of a specified percentage of the officer's salary if his or her goals and objectives are achieved for the relevant performance period. The Company, the officer and/or his or her business unit must achieve a minimum performance level before any bonus may be earned. Thereafter, an established progression rewards higher levels of achievement with greater bonus payments. For the Company's Chief Executive Officer and senior executives, bonus targets are measured against each officer's achievement of the goals and objectives outlined for such officer annually. In 2001, the Company's Chief Executive Officer had a target bonus of $800,000. The bonus actually paid depends upon his and the Company's performance, as determined by the Committee and the Board of Directors, and takes into account the cyclical nature of the commercial real estate industry. As a percentage of salary, bonuses for senior executives (other than the Chief Executive Officer) range from 0% to 175%, depending upon the performance of the senior executive and the Company, as evaluated by the Chief Executive Officer and the Committee. Although the amounts of annual performance bonuses are generally subject to predetermined maximums, for extraordinary performance, the Committee may award additional bonus amounts to certain senior executives.

        The Committee reviews the specific objectives and standards under the annual cash bonus program annually in order to ensure consistency with the Company's business strategy and prevailing market conditions.

Annual Stock Option Grants

        The Company believes that its key employees should have an ongoing stake in the long-term success of the Company's business. The Company also believes that the key employees should have a sizeable portion of their total potential compensation based upon the performance of the Company's stock, since stock-related compensation is directly tied to enhanced stockholder value.

        The Long-Term Incentive Plan authorizes the granting of incentive and nonqualified stock options, stock appreciation rights and restricted stock awards to executives and other key employees and consultants of the Company and its subsidiaries. To align the interests of senior executives with the interests of stockholders, the Committee's current policy regarding such awards is to grant non-qualified stock options. However, the Committee has, in certain circumstances, granted restricted stock awards to certain key employees as it deemed appropriate. Under the Company's annual stock option grant program, the Company determines the levels of options to be granted to each of its executives based upon such executive's position, ability to affect Company performance, tenure and the achievement of performance objectives established for the executive and/or the executive's business unit. All stock option grants have had an exercise price equal to the fair market value of a share of Common Stock at the time of the grant. To encourage retention, the ability to exercise options granted under this plan is generally subject to vesting restrictions. The estimated value of annual stock option awards granted under the Long-Term Incentive Plan (currently computed using a variation of the Black Scholes option pricing model) is generally targeted at a level which is intended to be comparable to the value of long-term incentives granted to executives of the leading companies in the Company's industry.

        The compensation of executive officers is periodically reviewed to ensure an appropriate mix of base salary, annual incentive and long-term incentive to provide competitive total direct compensation opportunities consistent with the pay philosophy articulated above.

Additional Long-Term Incentive Plan Awards

        In addition to options granted under the Company's annual stock option grant program, executives may be eligible to receive additional stock option awards, restricted stock awards or cash payments under performance unit awards if the performance thresholds established for the executive are exceeded for a relevant performance period. The terms of these programs are subject to change annually.

Chief Executive Officer Pay

        The Committee reviews the compensation of the Chief Executive Officer, who is responsible for the strategic and financial performance of the Company, and the Committee's recommendation is subject to approval by the Board of Directors. In 2001, the Committee and the Board of Directors measured the Chief Executive Officer's performance against an earnings per share ("EPS") target and against other qualitative performance criteria. The Company did not meet the EPS target set by the Committee and the Board of Directors for the performance period ended December 31, 2001. However, the Committee considered various other performance criteria, including the implementation of the Company's internal reorganization, the implementation of aggressive cost-cutting measures within the Company and accomplishment of other strategic objectives, and granted Mr. Sulentic a cash bonus of $390,000, which was approximately 49% of his total target bonus.

$1 Million Pay Deductibility Cap

        Section 162(m) of the Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its Chief Executive Officer and its four other highest paid officers. To the extent readily determinable, and as one of the factors in considering compensation matters, the Committee considers the anticipated tax treatment to the Company and to its executives of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Code. Therefore the Committee, subject to the factors provided above, has the discretion to grant awards, which result in non-deductible compensation. However, the Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and consistent with the Company's other compensation objectives.

        The Compensation Committee of the Board of Directors with respect to the 2001 calendar year was:

        James R. Erwin, Chairman
Jeffrey M. Heller
Rowland T. Moriarty

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        The Compensation Committee of the Board of Directors currently consists of Messrs. Erwin and Moriarty and Ms. McDonald. Mr. Heller served on the Compensation Committee during 2001 and at the beginning of 2002 until he was replaced by Ms. McDonald in March 2002. None of such persons are officers or employees or former officers or employees of the Company. Certain directors are parties to, or have interests in, transactions with the Company, as described under "Certain Relationships and Related Transactions."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Investment Activities

        Crow Family Partnership, L.P. ("Crow Holdings") beneficially owned in excess of 10% of the outstanding Common Stock until October 2001 and is an affiliate of Harlan R. Crow, who was a director of the Company until his resignation at the 2001 annual meeting of the Company's stockholders. Crow Holdings owns approximately 99% of Crow Realty Investors, L.P. d/b/a Crow Holdings. Mr. Harlan Crow is the chief executive officer and a director of Crow Holdings' general partner, Crow Family Inc. Since its inception in 1994, Crow Holdings and/or its affiliates has co-invested with the Company and various of its subsidiaries in 17 projects in the areas of industrial development, build-to-suit arrangements, land acquisitions and other real estate-related projects.

        Beginning in February 1996, the Company, through its subsidiary Trammell Crow Capital Company II, Inc., and certain directors and senior employees of the Company and its affiliates have collectively invested in Trammell Crow Investment Fund II, L.P., a Delaware limited partnership ("Fund II"), which makes investments in real estate-related projects. Trammell Crow Investments II, Inc., the general partner of Fund II, is a subsidiary of Trammell Crow Capital Company II, Inc. Certain senior employees of the Company invest in Fund II as limited partners through Trammell Crow Individual Investment Fund 1996, L.P. Through December 31, 2001, the Company had made total contributions to Fund II of approximately $1,707,000 and had received total distributions from Fund II of approximately $1,808,377. In 2001, the Company made no contributions to Fund II and received $299,133 in distributions from Fund II. The following reflects total contributions and distributions related to Fund II through December 31, 2001, for the Executive Officers of the Company: Mr. Sulentic, $23,000 and $26,389; Mr. Anderson, $23,000 and $26,389; Mr. Blackwell, $230,000 and $263,891; Mr. Concannon, $46,000 and $52,778; Mr. Groch, $23,000 and $26,389; Mr. McClain, $0 and $0; Mr. Roth, $23,000 and

$26,389; and Mr. Stirek, $46,000 and $52,778, respectively. No capital contributions were made by the Executive Officers of the Company to Fund II during 2001. The following reflects total distributions related to Fund II during 2001 for the Executive Officers of the Company: Mr. Sulentic, $4,031; Mr. Anderson, $4,031; Mr. Blackwell, $40,312; Mr. Concannon, $8,062; Mr. Groch, $4,031; Mr. McClain, $0; Mr. Roth, $4,031; and Mr. Stirek, $8,062, respectively. In addition, an affiliate of Mr. Williams, a director of the Company, made no contributions and received $120,935 in distributions from Fund II in 2001 and had contributed an aggregate of $690,000 and received aggregate distributions of $791,672 from Fund II through December 31, 2001.

        Fund II, the Company, Crow Holdings and an affiliate of Mr. Williams have each invested in several related limited partnerships that are all affiliates of Crow Holdings and are collectively referred to as the "DFW Fund." The aggregate amounts contributed to and distributions received from the DFW Fund by Fund II through December 31, 2001, were $499,636 and $310,219, respectively. Through December 31, 2001, the Company and Crow Holdings had contributed an aggregate of $499,636 and $3,397,530, respectively, in the DFW Fund and had received distributions totaling $310,219 and $2,109,488, respectively. An affiliate of Mr. Williams had contributed an aggregate of $487,617 in the DFW Fund and received distributions totaling $310,219 through December 31, 2001. In 2001, no contributions were made, and distributions in the amount of $14,521, $14,521, $98,741 and $14,521, respectively, were received, by Fund II, the Company, Crow Holdings and the affiliate of Mr. Williams with respect to the DFW Fund.

        In addition, Fund II, the Company, Crow Holdings and an affiliate of Mr. Williams have each made certain investments (not through the DFW Fund) in projects in which the DFW Fund also has an interest. Through December 31, 2001, the aggregate amount contributed to and distributions received from projects in which the DFW Fund had an interest by Fund II was $2,850,645 and $2,398,185, respectively. Through December 31, 2001, the Company and Crow Holdings had contributed an aggregate of approximately $1,052,164 and $11,481,857, respectively, to projects in which the DFW Fund had an interest. Through December 31, 2001, the Company had received aggregate distributions of $1,012,251 and Crow Holdings had received no distributions from such projects. Through December 31, 2001, the affiliate of Mr. Williams had contributed an aggregate of $1,779,363 to, and received total distributions of $1,433,609 from, projects in which the DFW Fund had an interest. In 2001, Crow Holdings made no contributions to, and received no distributions from, projects in which the DFW Fund had an interest. In 2001, Fund II, the Company and the affiliate of Mr. Williams contributed $348,841, $53,433 and $242,954, respectively, and received distributions of $295,508, $100 and $189,618, respectively, with respect to projects in which the DFW Fund had an interest in 2001.

        Since June 1998, the Company and other unrelated investors have collectively invested in Trammell Crow Investment Fund III, L.P., a Delaware limited partnership ("Fund III") which makes investments in real estate projects. In June 2000, Fund II sold to Fund III its investment in Enterprise Business Park D-2, L.P. ("EBP D-2") for $678,372. As a result of that transaction, Fund III owned 49.5% of EBP D-2 and another subsidiary of the Company and an affiliate of Mr. Williams retained their ownership of 1.0% and 49.5%, respectively, of EBP D-2. In July 2001, the EBP D-2 project was sold to an unaffiliated third party for $11,981,530. As a result of the sale, Fund III, the Company and the affiliate of Mr. Williams received distributions of $3,597,014, $49,811 and $1,333,324, respectively, from EBP D-2.

        On June 12, 2000, Realty Holding, Inc., a Delaware corporation ("Realty Holding") that invests in various real estate projects, was formed. During 2000, the Company purchased all the outstanding preferred stock of Realty Holding, all of which is non-voting, for $100,000. Also during 2000, Messrs. Sulentic, Anderson, Blackwell, Concannon, Groch, Roth and Stirek purchased an aggregate of approximately 64% of the outstanding common stock in Realty Holding. Common stock is the only outstanding voting security of Realty Holding. Although the Company has no voting or management control over Realty Holding, certain senior employees of the Company, including Mr. McClain, comprise the entire Board of Directors of Realty Holding. Some of the Company's development and construction projects are conducted through entities controlled by Realty Holding. Realty Holding and the Company contributed an aggregate of $94,500 and $4,960, respectively, to these real estate projects in 2001.

        The accounting and other day-to-day operational functions of Realty Holding are performed by the Company pursuant to an office and administrative services agreement. In exchange for such services, Realty Holding pays to the Company a base service fee of $1,000 per year and supplemental service fees calculated in accordance with a schedule of hourly charges for services performed. Realty Holding also reimburses the Company for all direct third party costs incurred by the Company in providing such services. Subsidiaries of Realty Holding may enter into agreements with the Company or its affiliates for the performance of development and/or asset management services for Realty Holding and its real estate projects and investments, or property management and leasing functions for Realty Holding's real estate projects and investments.

        Beginning in February 2001, the Company, Realty Holding and certain other independent investors collectively invested in Trammell Crow Investment Fund IV, L.P., a Delaware limited partnership ("Fund IV"), which invests in various real estate projects and investments owned, developed and/or managed by entities affiliated with the Company. Realty Holding is the general partner of Fund IV. The Company, Realty Holding and certain independent investors made contributions of $2,775,000, $37,500 and $7,187,500, respectively, to Fund IV and received no distributions from Fund IV in 2001. Further, in 2001 the father of John A. Stirek, an executive officer of the Company, invested $1,600,000 along with Fund IV, which invested $2,000,000, in TC Meridian Tower L.P. ("TC Meridian"). Mr. Stirek's father subsequently contributed his interest in TC Meridian to LTJ Tulsa LLC ("LTJ Tulsa"), an entity in which each of John A. Stirek and his two sisters have an equal one-third ownership interest. No distributions have been paid by TC Meridian to LTJ Tulsa or Fund IV.

        The management, accounting and other day-to-day operational functions of Fund IV are performed by the Company or one of its subsidiaries at the direction of Realty Holding. Fund IV reimburses the Company for a portion of the management services so provided. Fund IV reimburses Realty Holding and the Company for all other direct and indirect costs of operating Fund IV. Subsidiaries of Fund IV may enter into agreements with the Company or its affiliates for the performance of development and/or asset management services for Fund IV and its real estate projects and investments, or property management and leasing functions for Fund IV's real estate projects and investments.

        In 1996, in lieu of receiving certain interests under the Profit Sharing Plan, Mr. Williams and seven other employees of the Company received interests in Cementville, L.P., of which two subsidiaries of the Company are the general partner and a limited partner. Cementville, L.P. holds an interest in a development project. In 2001, total partner distributions from Cementville, L.P. were $292,820, of which Mr. Williams received $20,701 and the two subsidiaries of the Company received $34,625 in the aggregate. Through December 31, 2001, Mr. Williams and the two subsidiaries of the Company had received total distributions of $1,562,482 and $3,632,969, respectively, from Cementville, L.P.

        In 1994, a subsidiary of the Company and an affiliate of Mr. Williams invested on a side-by-side basis in Spark 94 Associates, Ltd., which holds an interest in a development project. Total initial contributions by the affiliate of Mr. Williams and such subsidiary were $47,093 and $19,942, respectively, in 1994. In 2001, the affiliate of Mr. Williams and such subsidiary made no contributions and received distributions of $47,043 and $5,881, respectively. Through December 31, 2001, the affiliate of Mr. Williams and such subsidiary had made total contributions of $669,960 and $75,192, respectively. Through December 31, 2001, the affiliate of Mr. Williams and such subsidiary had received total distributions of $652,851 and $119,999, respectively.

Crow Holdings

        During 2001, the Company received 2.6% of its total revenue from a commercial real estate asset base principally owned by parties related to the partnerships, corporations and other entities or individuals doing business as Trammell Crow Company prior to 1991. Crow Family 1991 Limited Partnership (an affiliate of Crow Holdings and Mr. Harlan Crow) and Mr. Williams, a director of the Company, own significant interests in this commercial asset base.

Stockholders' Agreement

        The Company, Crow Holdings, CFH Trade Names, L.P. and Mr. Williams entered into a Stockholders' Agreement, pursuant to which the Company agreed, subject to certain limitations and under certain circumstances, to register for sale shares of Common Stock that are held by certain parties thereto (collectively, the "Registrable Securities"). Of the shares of Common Stock issued in connection with the Company's formation, 9,369,035 were Registrable Securities. The Stockholders' Agreement provides that Crow Holdings and Mr. Williams may, from and after the first anniversary of the Initial Public Offering, require the Company upon written notice to register for sale such Registrable Securities (a "Demand Registration"), provided that the Company has no obligation to effect more than six underwritten Demand Registrations and shall only be obligated to effect the sixth underwritten Demand Registration if all remaining Registrable Securities of Crow Holdings are to be registered and the total amount of Registrable Securities to be included in any underwritten Demand Registration has a market value of at least $25 million. The Company has no obligation to (i) effect an underwritten Demand Registration within nine months (or file such registration statement within seven months) after the effective date of the immediately preceding Demand Registration or (ii) effect a shelf Demand Registration within 12 months (or file such registration statement within ten months) after such effective date. In addition, the Company is only required to register a number of shares of Common Stock for sale pursuant to a shelf Demand Registration that is less than or equal to five times the amount limitation prescribed by Rule 144 of the Securities Act of 1933. The holders of Registrable Securities may request an unlimited number of shelf Demand Registrations.

        The Stockholders' Agreement also provides that, subject to certain exceptions, in the event the Company proposes to file a registration statement with respect to an offering of any class of equity securities, other than certain types of registrations, the Company will offer the holders of Registrable Securities the opportunity to register the number of Registrable Securities they request to include (a "Piggyback Registration"), provided that the amount of Registrable Securities requested to be registered may be limited by the underwriters in an underwritten offering based on such underwriters' determination that inclusion of the total amount of Registrable Securities requested for registration exceeds the maximum amount that can be marketed at a price reasonably related to the current market price of the Common Stock or without materially and adversely affecting the offering. The Company will generally be required to pay all of the expenses of Demand Registrations and Piggyback Registrations, other than underwriting discounts and commissions; provided, however, that only 50% of the expenses of underwritten Demand Registrations will be borne by the Company after the first three such Demand Registrations and all road show expenses in connection with any Demand Registration will be borne by the holders of Registrable Securities.

        Under the terms of the Stockholders' Agreement, the Company granted Crow Holdings the right to nominate a member of the Board of Directors as long as Crow Holding's beneficial ownership of Common Stock exceeded certain thresholds. Crow Holdings' beneficial ownership fell below these thresholds and its right to nominate a director terminated in October 2001. In connection with any private sale of Common Stock by Crow Holdings, other than to an affiliate, Crow Holdings has agreed to give the Company fifteen (15) days notice prior to effecting such sale.

        Each of Crow Holdings and the Company has agreed, prior to the fifth anniversary of the date of the Stockholders' Agreement, not to solicit the other's officer-level employees concerning potential employment without prior notice to the other party. In addition, each of Crow Holdings and the Company has agreed not to hire any employee that was improperly solicited until the earlier of (i) the involuntary termination of such officer-level employee by his/her employer and (ii) the first anniversary of the last incident of solicitation of such employee in violation of the agreement.

The Kinetic Group

        On January 1, 1997, the Company invested in The Kinetic Group Limited Partnership, a Texas limited partnership (the "Kinetic Group"), together with senior executives of Wyndham International, Inc. ("Wyndham") and affiliates of Crow Holdings (collectively, the "Kinetic Investors"). The Kinetic Group operated as an independent third-party contractor to provide certain management information services, telecommunications, and computer hardware and software management and maintenance services. The Kinetic Investors and the Company share equally in all profit distributions of the Kinetic Group.

        In August 2000, Wyndham purchased the majority of the assets owned by the Kinetic Group for $722,384 in cash. In connection therewith, the Kinetic Group made a cash distribution to each of its partners from the sale and the working capital of the partnership. In 2001, the Company and the affiliates of Crow Holdings each received distributions of $144,194 from the Kinetic Group.

Faison Transactions

        In July 1998, the Company acquired a portion of the business of Faison & Associates ("Faison"), Faison Enterprises and an affiliate of such companies. The acquired business consisted of the development, leasing and management of strip shopping centers and retail mall properties located primarily in the MidAtlantic and Southeast regions of the United States (the "Faison Acquisition"). At the closing of the Faison Acquisition, Mr. Henry J. Faison was elected to serve as a Class III director on the Company's Board of Directors, and he currently continues to serve in that capacity.

        In exchange for the acquired business, the Company paid $36.1 million in cash and delivered a $2.0 million promissory note that was paid in full on April 30, 2000. The Company incurred losses operating the portions of the acquired business engaged primarily in the development of retail centers and the management and leasing of regional malls. As a result of these losses, changes in the Company's overall retail strategy and declining forecasts for future operations of those portions of the acquired business (primarily due to the downturn in the real estate investment market and continuing consolidation of regional mall ownership into real estate investment trusts, which tend to self-manage their properties), in March 2002, the Company sold those portions of the acquired business back to Faison (the "Faison Disposition"). In connection with the Faison Disposition, the Company retained most of the net working capital of the business disposed of and received approximately $1.8 million in exchange for such business and related assets, subject to adjustment for the earnings or loss of such business for the period commencing on January 1, 2002 and ending on March 1, 2002. Upon the closing of the Faison Disposition Mr. Faison resigned from his position as Executive Vice President of the Company.

        In connection with the Faison Acquisition, Mr. Henry Faison and Faison Enterprises purchased an aggregate of 127,828 shares of Common Stock for $4.0 million (at a price of $31.29 per share). Additionally, the Company entered into employment agreements with four key employees, including Mr. Faison, and in connection with such employment agreements the Company paid an aggregate of $1.0 million in exchange for certain covenants not to compete. These covenants have either expired or were amended in connection with the Faison Disposition to permit the former employees to operate the business Faison reacquired in the Faison Disposition. In connection with the Faison Acquisition, the

Company granted to employees of the acquired business who were retained after the closing options to purchase an aggregate of 36,504 shares of Common Stock at an exercise price of $32.875 per share and options to purchase an aggregate of 34,920 shares of Common Stock at an exercise price of $31.50 per share (the fair market value of the Common Stock on the respective dates of grant). In addition, in August 1998, the Company authorized the grant of an aggregate of 63,490 restricted shares of its Common Stock to certain employees of the acquired business who were retained after the closing of the Faison Acquisition. An aggregate of 60,315 shares were issued on October 7, 1998 to grantees employed by the Company at that date and those shares vested on July 2, 2000 if the grantee had been continuously employed by the Company from the date of closing. The remaining 3,175 restricted shares were forfeited prior to issuance, and an additional 12,697 restricted shares were forfeited after the date of grant due to the grantees terminating their employment with the Company.

        In connection with the Faison Acquisition, the Company, Faison Enterprises and an affiliate of Faison Enterprises entered into a Merchant Build/Right of First Refusal Agreement (as amended, the "Merchant Build Agreement") pursuant to which Faison Enterprises acquired a right of first refusal to invest in, and provide the financing for, certain new retail real estate projects initiated prior to July 1, 2003 by the Company out of certain offices formerly operated by Faison Enterprises or with the assistance of certain former Faison employees. Under the Merchant Build Agreement, if Faison Enterprises elected to exercise its right of first refusal with respect to such a retail project, the Company was obligated to transfer its rights with respect to the project to Faison Enterprises. In 2001, Faison Enterprises exercised its right of first refusal, and the Company transferred to Faison Enterprises its rights, with respect to four real estate projects having an aggregate estimated cost of $70,586,830. Subject to the right of Faison Enterprises to withhold amounts to provide for the payment of operating deficits incurred on other retail projects, the Company was entitled under the Merchant Build Agreement to receive a carried interest of approximately 20% of the distributions that Faison Enterprises or its affiliates receive from each retail project developed pursuant to the Merchant Build Agreement after Faison Enterprises recovered the initial capital it invests in the project and received a specified rate of return on such investment. Each of the Company and Faison Enterprises also granted the other a right to co-invest and acquire a 25% interest in retail projects developed by them. In connection with the Faison Disposition, the Company retained its carried interests in the projects previously approved for development pursuant to the Merchant Build Agreement and, except as required to give effect to such carried interests, the Merchant Build Agreement was terminated.

        At the time of the Faison Acquisition, the Company and Faison Enterprises also entered into a Real Estate Services Agreement, which contemplated that the retail projects developed pursuant to the Merchant Build Agreement, as well as certain other properties controlled by Faison Enterprises, would be managed by the Company. In connection with the Faison Disposition, the Real Estate Services Agreement was amended to provide that the properties relating to the business sold to Faison will be managed by Faison and the Company will continue to provide services only to certain office properties. The Real Estate Services Agreement terminates in July 2003, but the agreement may be terminated earlier upon the occurrence of certain events of default.

        During 2001, the Company received 3.3% of its total revenues from the development and/or management of properties owned or controlled by Mr. Faison or Faison Enterprises, including but not limited to all revenues received pursuant to the Merchant Build Agreement and the Real Estate Services Agreement.

        On January 15, 1999, the Company acquired Faison (Chile) S.A. ("Faison Chile") from Faison Enterprises. Faison Chile is a commercial real estate services firm operating in Santiago, Chile. In exchange for all of the business of Faison Chile, the Company paid Faison Enterprises $2.0 million in cash and agreed to deliver Faison Enterprises up to $2.0 million in additional contingent payments. These contingent payments were to be paid from 75% of the acquired business's 2000 and 2001

EBITDA in excess of certain specified thresholds. No such payments were made with respect to the acquired business's performance in 2001.

        In October 1999, Trammell Crow Arrowpoint, Inc. ("Trammell Crow Arrowpoint"), a subsidiary of the Company, entered into a build-to-suit project in Charlotte, North Carolina with respect to approximately 19 acres of real property owned by Arrowpoint Associates Limited Partnership ("Arrowpoint Associates"), an entity of which Mr. Faison is the general partner. In connection with the project, Trammell Crow Arrowpoint entered into a series of ground lease agreements with Arrowpoint Associates. In December 1999, Trammell Crow Arrowpoint assigned its rights and obligations under such agreements to TC Arrowpoint LP ("TC Arrowpoint"), an entity in which the Company owns a 10% interest. The ground lease agreements have an initial term running through 2040, and TC Arrowpoint has four consecutive options to extend the agreements for 15 years each. The stated lease payments under the agreements were $12,500 per acre in 2000, increasing by 3% per year thereafter.

Relationship with EDS

        In May 2001 EDS became a customer in the ordinary course of the Company's corporate services business. Jeffrey M. Heller served as Vice Chairman of EDS until February 2002. The Company recorded revenues of approximately $2,659,350 in 2001 from services provided to EDS, representing approximately 0.3% of the Company's total revenues in 2001.

Consulting Agreement

        In connection with Mr. Williams becoming Chairman Emeritus of the Board of Directors effective upon the adjournment of the Annual Meeting, the Company has approved a consulting agreement to be entered into by the Company and Mr. Williams. The agreement is expected to have a term of two years, beginning June 1, 2002. Pursuant to the proposed agreement, Mr. Williams will be paid $75,000 per year, plus reimbursement of out-of-pocket expenses, in exchange for certain consulting services to be provided to the Company in accordance with the terms of the agreement. The Company also expects to pay certain lease and utility costs with respect to up to 1,500 square feet of office space to be used by Mr. Williams for his personal and charitable use and in his capacities as Chairman Emeritus of and consultant to the Company. The Company also expects the agreement to provide that Mr. Williams' options will continue to vest and become exercisable until the earlier of the time that he ceases to be a director of the Company or the expiration of such options. Mr. Williams will also be entitled to compensation for his service on the Board of Directors in accordance with the Company's non-employee director compensation policy. See "Directors—Director Compensation."

PERFORMANCE GRAPH

        The Performance Graph shown below was prepared by the Company for use in this Proxy Statement. Note that historic stock price performance is not necessarily indicative of future stock performance. The graph was prepared based upon the following assumptions:

        1.    $100 was invested in the Company's Common Stock, the NYSE Market Index and the Company's Peer Group (as defined below) on November 25, 1997 (the date the Company's Common Stock was first traded on the New York Stock Exchange).

        2.    Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of the comparison period.

        3.    Dividends are reinvested on the ex-dividend dates.

        The companies that comprise the Company's Peer Group for purposes of stockholder return comparisons are as follows: CB Richard Ellis Services, Inc. (only until July 2001, at which time CB Richard Ellis Services, Inc. ceased to be a publicly-traded company), Grubb & Ellis Company, Jones Lang LaSalle Incorporated and Insignia Financial Group, Inc. The same companies comprised the Company's Peer Group in the Company's 2001 Proxy Statement for purposes of stockholder return comparisons.

	11/25/97	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01
Trammell Crow Company	100.00	118.39	128.74	53.45	62.07	53.79
Peer Group	100.00	100.16	67.39	38.34	47.54	50.43
NYSE Market Index	100.00	102.52	122.00	133.59	136.77	124.59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership as of March 31, 2002, of the Company's Common Stock by (i) each person known to the Company to be the beneficial owner of 5% or more of the shares of Common Stock outstanding; (ii) each director and nominee for election as a director; (iii) each Named Executive Officer; and (iv) directors and executive officers of the Company as a group. Unless otherwise indicated, to the Company's knowledge, each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company.

Name	Number of Shares Owned		Percentage of Shares Beneficially Owned(1)
Harlan R. Crow	3,527,855	(2)	9.8%
Crow Family, Inc.	3,527,755	(3)	9.8%
Crow Family Partnership, L.P.	2,200,266	(4)	6.1%
2100 McKinney Avenue, Suite 700 Dallas, Texas 75201
T. Rowe Price Associates, Inc.	2,776,900	(5)	7.8%
100 E. Pratt Street Baltimore, Maryland 21202
EQSF Advisers, Inc.	2,740,200	(6)	7.6%
767 Third Avenue New York, New York 10017-2023
Capital Group International, Inc.	2,188,000	(7)	6.1%
Capital Guardian Trust Company	2,188,000	(7)	6.1%
11100 Santa Monica Boulevard Los Angeles, California 90025
J. McDonald Williams	830,491	(8)	2.3%
H. Pryor Blackwell	647,438	(9)	1.8%
William F. Concannon	459,144	(10)	1.3%
Robert E. Sulentic	389,286	(11)	1.1%
James R. Groch	226,994	(12)	*
Henry J. Faison	127,828	(13)	*
Derek R. McClain	85,289	(14)	*
Rowland T. Moriarty	45,828	(15)	*
James R. Erwin	34,928	(16)	*
Jeffrey M. Heller	25,928	(17)	*
Curtis F. Feeny	19,370	(18)	*
Rebecca A. McDonald	10,817	(19)	*
Directors and executive officers as a group (15 persons)	3,709,209	(20)	10.1%

*
Less than one percent.

(1)
Based on 35,826,880 shares of Common Stock outstanding on March 31, 2002.

(2)
Based on information set forth in Amendment No. 5 to Schedule 13D, dated October 17, 2001 (the "Crow Holdings Schedule 13D"), filed with the Commission by Crow Family Partnership, L.P. ("Crow Holdings"), CFH Capital Resources, L.P. ("Capital Resources"), CFHS, L.L.C. ("CFHS"), Crow Family, Inc. ("CFI") and Harlan R. Crow. The Crow Holdings Schedule 13D reflects that Mr. Crow has shared voting and dispositive power with respective to 3,527,755 shares of Common Stock, which consists of 2,200,266 shares of Common Stock held of record by Crow Holdings and 1,327,489 shares held of record by Capital Resources. These shares could be attributed to Mr. Crow as a director and the chief executive officer of CFI and a trustee of certain family trusts which hold significant equity interests in Crow Holdings, Capital Resources and CFI. Mr. Crow has informed the Company that he disclaims beneficial ownership of these shares. The Crow Holdings Schedule 13D also reflects that Mr. Crow has sole voting and dispositive power with respect to 100 shares of Common Stock held of record by Mr. Crow.

(3)
Based on information set forth in the Crow Holdings Schedule 13D. Consists solely of the shares held of record by Crow Holdings and Capital Resources described above in Note (2). CFI is the general partner of Crow Holdings and the manager of CFHS, which is the general partner of Capital Resources.

(4)
Based on information set forth in the Crow Holdings Schedule 13D. The Crow Holdings Schedule 13D reflects that Crow Holdings has shared voting and dispositive power with respect to 2,200,266 shares of Common Stock.

(5)
Based on information set forth in Amendment No. 1 to Schedule 13G, dated February 12, 2002 (the "Price Associates Schedule 13G"), filed with the Securities and Exchange Commission (the "Commission") by T. Rowe Price Associates, Inc.

  ("Price Associates"). The Price Associates Schedule 13G reflects that Price Associates has sole voting power with respect to 481,900 shares of Common Stock and sole dispositive power with respect to 2,776,900 shares of Common Stock. Price Associates has informed the Company that the securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates has informed the Company that, for purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates has informed the Company that it expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
Based on information set forth in Amendment No. 1 to Schedule 13G, dated January 17, 2002 (the "EQSF Schedule 13G"), filed with the Commission by EQSF Advisers, Inc. ("EQSF"), M.J. Whitman Advisers, Inc. ("MJWA") and Martin J. Whitman (together with EQSF and MJWA, the "EQSF Group"). The EQSF Schedule 13G reflects that EQSF has sole voting and dispositive power with respect to 2,740,200 shares of Common Stock. The EQSF Group has informed the Company that certain investment companies registered under the Investment Company Act of 1940 and various clients for whom MJWA acts as investment adviser have the right to receive dividends from, and the proceeds from the sale of, the securities beneficially owned by EQSF and MJWA.

(7)
Based on information set forth in the Schedule 13G, dated February 11, 2002 (the "CGII Schedule 13G"), filed with the Commission by Capital Group International, Inc. ("CGII") and Capital Guardian Trust Company ("CGTC" and, together with CGII, the "CGII Group"). The CGII Schedule 13G reflects that each of CGII and CGTC have sole voting power with respect to 1,629,500 shares of Common Stock and sole dispositive power with respect to 2,188,000 shares of the Common Stock. The CGII Group has informed the Company that CGII is the parent holding company of a group of investment management companies that have investment power and, in some cases, voting power with respect to the securities beneficially owned by the CGII Group. The investment management companies provide investment advisory services for their respective clients which include registered investment companies and institutional accounts and CGTC serves as the investment manager of certain of those accounts.

(8)
Includes 35,350 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days.

(9)
Includes 157,428 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days.

(10)
Includes 192,288 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days.

(11)
Includes 23,000 shares owned by Mr. Sulentic's wife and 179,181 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days.

(12)
Includes 14,313 shares held in trust for the benefit of Mr. Groch's family members. Mr. Groch is the trustee of the trust. Also includes 97,478 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days.

(13)
Includes 63,914 shares held of record by Faison Enterprises, a non-profit corporation of which Mr. Faison is the sole member. Although Mr. Faison currently has the right to designate all of the members of the board of directors of Faison Enterprises, he has no pecuniary interest in such shares of Common Stock. Mr. Faison disclaims beneficial ownership of all shares of Common Stock held by Faison Enterprises.

(14)
Includes 62,546 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days.

(15)
Includes 22,006 shares that may be acquired upon the exercise of options that currently are exercisable, 2,000 shares of Common Stock held indirectly by a non-issuer profit sharing plan and 3,000 shares of Common Stock held indirectly by a non-issuer money purchase plan. Also includes 3,922 performance units that may be settled (a) in cash or in Common Stock, (b) in a lump sum or in up to five annual installments, and (c) upon Mr. Moriarty's termination of services, completion of a stated number of years or a date specified by Mr. Moriarty

(16)
Includes 22,006 shares that may be acquired upon the exercise of options that currently are exercisable. Also includes 3,922 performance units which may be settled (a) in cash or in Common Stock, (b) in a single lump sum or in up to five annual installments, and (c) upon Mr. Erwin's termination of services, completion of a stated number of years or a date specified by Mr. Erwin.

(17)
Includes 22,006 shares that may be acquired upon the exercise of options that currently are exercisable. Also includes 3,922 performance units that may be settled (a) in cash or in Common Stock, (b) in a lump sum or in up to five annual installments, and (c) upon Mr. Heller's termination of services, completion of a stated number of years or a date specified by Mr. Heller.

(18)
Includes 4,750 shares held in trust for the benefit of Mr. Feeny, his wife and his children and 14,620 shares that may be acquired immediately upon the exercise of options that currently are exercisable.

(19)
Consists solely of 10,817 shares that may be acquired immediately upon the exercise of options that currently are exercisable.

(20)
Includes 1,061,717 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days and 11,766 performance units that may be settled (a) in cash or in Common Stock, (b) in a lump sum or in annual installments of up to five years, and (c) upon the individual's termination of services, completion of a stated number of years or a date specified by the individual.

SECTION 16 BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and holders of more than 10% of its shares of Common Stock to file with the Commission and the New York Stock Exchange initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The Commission's rules require such persons to furnish the Company with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2001 except that Derek R. McClain filed a late Form 5 on April 8, 2002 to report a grant of stock options on June 26, 2001.

ADDITIONAL INFORMATION

Stockholder Proposals

        Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the Company's management will have discretionary authority to vote on any matter of which the Company does not receive notice by March 11, 2003, with respect to proxies submitted to the Company's 2003 Annual Meeting of Stockholders. To be included in the Board of Directors' solicitation of proxies relating to the 2003 Annual Meeting, a stockholder proposal must be received by the Secretary of the Company at 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201, no later than December 26, 2002. Pursuant to the Company's Certificate of Incorporation, in order to nominate persons for election to the Board of Directors at the 2003 Annual Meeting, a stockholder must deliver notice, in the form specified in the Company's Certificate of Incorporation, to the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the scheduled date of the 2003 Annual Meeting of the Company's Stockholders, which has not yet been determined.

Annual Report

        The Company's Annual Report to stockholders for the fiscal year ended December 31, 2001, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

                      By Order of the Board of Directors,

                      J. Christopher Kirk
                       Secretary

Appendix A

TRAMMELL CROW COMPANY
AUDIT COMMITTEE CHARTER

        The Audit Committee is appointed by the Board on the recommendation of the Governance Committee to assist the Board in (1) its oversight of the Company's accounting and financial reporting principles and policies and internal controls and procedures, (2) monitoring the integrity of the Company's financial statements, (3) selecting, evaluating and, where deemed appropriate, replacing the independent auditors (or nominating independent auditors to be proposed for stockholder approval in any proxy statement) and (4) evaluating the independence of the Company's independent auditors.

        The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and, although they meet the applicable membership requirements under the rules of the New York Stock Exchange, are not, and do represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) representations made by management as to any information technology, internal audit and other non-audit services provided by the auditors to the Company.

        The Audit Committee shall be comprised of at least three directors, each of whom shall not be an officer or employee of the Company or its subsidiaries, shall not have any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange, as such requirements are interpreted by the Board in its business judgment. In particular, at least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

        The Audit Committee shall meet regularly to discuss with management the annual audited financial statements and quarterly financial results. The Audit Committee should meet separately at least annually with management and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request an officer or employee of the Company, the Company's outside counsel, independent auditors, investment bankers or financial analysts who follow the Company to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee.

        The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1.
Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.
Review the annual audited financial statements with management and the independent auditor, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3.
Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4.
Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

5.
Through its Chairman, review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors' reviews of the Company's quarterly financial statements prior to the release of quarterly earnings.

6.
Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

7.
Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

8.
Recommend to the Board the appointment of the independent auditor, which firm shall take direction from management but which is ultimately accountable to the Audit Committee and the Board.

9.
Review the experience and qualifications of the senior members of the independent auditor team.

10.
Approve the fees to be paid to the independent auditor for audit services.

11.
Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

12.
Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

13.
Review from time to time with management and/or recommend to the Board guidelines for the Company's hiring of employees of the independent auditor who were engaged on the Company's account.

14.
Review from time to time with management and/or the internal auditors (whether they are Company employees or independent contractors) the internal audit function and the appointment and replacement of the internal auditors.

15.
Review the significant reports to management prepared by the internal auditors and management's responses.

16.
Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

17.
Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934, as amended, has not been implicated.

18.
Obtain reports from management and the internal auditors that the Company's subsidiaries are in conformity with applicable legal and reporting requirements, including disclosures of insider and related party transactions.

19.
Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

20.
Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

21.
Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

(a)
Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

(b)
Any changes required in the planned scope of the internal audit, the annual audit and any special audits.

(c)
The internal auditors' responsibilities, budget and staffing.

22.
Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

23.
Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

24.
Review with the Company's outside legal counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

25.
Meet at least annually with the chief financial officer, the internal auditors and the independent auditor in separate executive sessions.

TRAMMELL CROW COMPANY
Proxy Solicited on Behalf of the Board of Directors of
Trammell Crow Company for the Annual Meeting to be held May 24, 2002

        The undersigned hereby constitutes and appoints each of Robert E. Sulentic, J. Christopher Kirk and Derek R. McClain his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of Trammell Crow Company held of record by the undersigned on the record date at the Annual Meeting of Stockholders of Trammell Crow Company to be held at the Dallas Museum of Art, 1717 Harwood Street, Dallas, Texas, on Friday, May 24, 2002, at 1:00 p.m., local time, and at any adjournment or postponement thereof, on all matters coming before said meeting.

        You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations, which are FOR the election of the named nominees as directors and FOR Proposal 2. The Proxies cannot vote your shares unless you sign and return this card or grant your proxy by telephone in accordance with the instructions on the reverse side. Any Proxy may be revoked in writing at any time prior to the voting thereof.

        Any Proxy, when properly granted, will be voted in the manner directed and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors. Proxies are authorized to vote upon matters incident to the conduct of the meeting such as approval of one or more adjournments of the meeting for the purpose of obtaining additional stockholder votes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

_________________________________FOLD AND DETACH HERE__________________________________________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.	Please mark your votes as indicated in this example	☒
1.	ELECTION OF DIRECTORS: To elect each of (01) James R. Erwin, (02) Jeffrey M. Heller and (3) Rebecca A. McDonald to serve as Class II directors for a three year term ending at the Annual Meeting of Stockholders in 2005 and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office.	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	2.	To ratify the selection of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 2002.
	FOR	AGAINST	ABSTAIN
	☐	☐	☐

For the nominees except as noted above	I PLAN TO ATTEND THE MEETING		☐
Signature_____________________________________________Signature_____________________________Date_____________________
Please sign this Proxy exactly as your name appears on this card. Joint owners should each sign personally. If you are signing as a representative of the named stockholder (e.g. as a trustee, corporate officer or other agent on behalf of a trust, corporation or other entity) you should indicate your title or the capacity in which you sign.

_____________________________________________FOLD AND DETACH HERE____________________________________________ _

Vote by Telephone or Mail
24 Hours a Day, 7 Days a Week

Telephone voting is available through 4PM Eastern Time on May 23, 2002

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you completed, signed, dated and returned your proxy card.

Telephone		Mail
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Complete, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you grant your proxy by telephone, you do NOT need to mail back your proxy card.

QuickLinks

VOTING AND QUORUM
PROPOSAL ONE—ELECTION OF CLASS II DIRECTORS
  Required Vote and Recommendation
PROPOSAL TWO—SELECTION OF INDEPENDENT ACCOUNTANTS
  Required Vote and Recommendation
DIRECTORS
  Director Compensation
  Term of Office
MEETINGS AND COMMITTEES OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Fiscal Year-End Option Values
  Long-Term Incentive Plan
  Assumed Option Plan
  Employee Stock Purchase Plan
  401(k) Plan
AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT ACCOUNTANTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  Role of the Compensation Committee
  Principles of Executive Compensation
  Description of the Executive Compensation Program
  Chief Executive Officer Pay
  $1 Million Pay Deductibility Cap
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
  Certain Investment Activities
  Crow Holdings
  Stockholders' Agreement
  The Kinetic Group
  Faison Transactions
  Relationship with EDS
  Consulting Agreement
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION
  Stockholder Proposals
  Annual Report
  Appendix A
TRAMMELL CROW COMPANY AUDIT COMMITTEE CHARTER